                                                                    Exhibit 1(h)


                         DRESDNER RCM GLOBAL FUNDS, INC.
                                     FORM OF
                              ARTICLES SUPPLEMENTARY
                                        TO
                            ARTICLES OF INCORPORATION
--------------------------------------------------------------------------------

     Dresdner RCM Global Funds, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:     The Board of Directors has approved the reclassification of
100,000,000 unissued shares of capital stock, par value $.0001 per share, of the Corporation, 25,000,000 of which shares are currently classified as the capital stock each of the sole existing classes of the Dresdner RCM Large Cap Growth Fund, Dresdner RCM Global Small Cap Fund, Dresdner RCM Global Technology Fund and Dresdner RCM Emerging Markets Fund, respectively to shares of capital stock, par value $.0001 per share of the Corporation, of new classes of capital stock each having the following designations (each a "New Class"):

     DESIGNATION                                       NUMBER OF SHARES
     Dresdner RCM Large Cap Growth Fund Class N           25,000,000
     Dresdner RCM Global Small Cap Fund Class N           25,000,000
     Dresdner RCM Global Technology Fund Class N          25,000,000
     Dresdner RCM Emerging Markets Fund Class N           25,000,000

     SECOND:     Each New Class will be invested with the one other existing class in each such Fund, and with any future classes in each such Fund, in a common investment portfolio comprising a series and will have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in Article IV(5) of the Corporation's Articles of Incorporation and shall be subject to all provisions of the Charter of the Corporation relating to stock of the Corporation generally.

     THIRD:     Each New Class as designated above has been classified by the
Board of Directors pursuant to authority contained in the Charter of the Corporation.

     IN WITNESS WHEREOF, Dresdner RCM Global Funds, Inc. has caused these Articles Supplementary to be executed by its President and witnessed by its Assistant Secretary on this __ day of ________, 1998. The President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all materials respects.

WITNESS:                               DRESDNER RCM GLOBAL FUNDS, INC.


By:______________________              By:________________________________
Karen Jacoppo-Wood                     George A. Rio
Assistant Secretary                    President